Exhibit 4.3

DESCRIPTION OF CAPITAL

General

The following is a summary of information concerning the capital stock of the Company. These summaries and descriptions do not purport to be complete statements of the relevant provisions of the Company’s articles of incorporation, as amended, the restated by-laws, and the instruments defining the securities, all of which are entirely qualified by corporate documentation and instruments.

Common Stock

Our articles of incorporation currently authorize us to issue up to 100,000,000 shares of Common Stock, $0.000001 par value. As of March 31, 2025, there were 8,367,810 shares of Common Stock issued and outstanding.

Subject to prior dividend rights of the holders of any shares of issued and outstanding preferred stock of the Company, holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available for that purpose.

Each share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of Common Stock do not have cumulative voting rights. The holders of a majority of the shares of Common Stock present and entitled to vote in the election of directors can elect all directors standing for election.

In the event of any liquidation, dissolution or winding up of the Company, after the satisfaction in full of the liquidation preferences of holders of any shares of issued and outstanding preferred stock, holders of shares of Common Stock are entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of Common Stock are not subject to redemption by operation of a sinking fund or otherwise. Holders of shares of Common Stock are not entitled to pre-emptive rights.

The issued and outstanding shares of Common Stock are fully paid and non-assessable. Any additional shares of Common Stock that the Company may issue in the future will also be fully paid and non-assessable.

Preferred Stock

Our articles of incorporation authorize us to issue up to 5,000,000 shares of undesignated preferred stock, par value $0.000001 per share. We may issue preferred stock from time to time in one or more series, without shareholder approval, when authorized by our board of directors. No shares of preferred stock are issued or are outstanding.

The specific terms of any series of preferred stock will be governed by our articles of incorporation and by the certificate of designations relating to that series. The board of directors has the right, without prior approval of the holders of Common Stock, subject to any rights of currently issued preferred stock, to specify any and all terms of a series of preferred stock, including the rank, dividend and distribution rights, voting rights, liquidation rights and redemption, conversion and pre-emption rights. The issuance of preferred stock could have the effect of restricting dividends on our Common Stock, diluting the voting power of our Common Stock, impairing the liquidation rights of our Common Stock, or delaying or preventing a change in control of us, all without further action by our stockholders.

Concurrent Private Placement Warrants (including Registration Rights)

In a concurrent private offering completed at the same time as the initial public offering by the Company, we issued to two accredited investors 93,759 private warrants (“Private Warrants”) to purchase up to 93,759 shares of our Common Stock. The Private Warrants were sold at a purchase price of $0.125 per Warrant. The Private Warrants have an exercise price of $8.00 per share, are exercisable beginning six months after issuance, and will expire five years from the date of issuance. The Private Warrants have a demand and multiple piggy back registration rights for the underlying shares of Common Stock starting six months after issuance, may be exercised on a cashless basis, and have other terms that are typical of investor warrants such as anti-dilution rights and blocker provisions. The Private Warrants and underlying shares are subject to a one-year lock up from the date of the initial public offering. The warrant holder has none of the rights of a shareholder until the warrant is exercised and the shares of Common Stock are issued upon exercise. Upon exercise of the warrant, the shares of Common Stock to be issued will be issued as restricted stock as that term is defined in the Securities Act of 1933.

Warrant – MDB Capital Holdings, LLC

In connection with the initial capitalization of the Company by MDB Capital Holdings, LLC in the aggregate amount of $5,000,000, which was funded during the period July 2, 2019 to June 22, 2022, MDB Capital Holdings, LLC was issued on June 22, 2022, a warrant to purchase up to 205,293 shares of Common Stock, at an exercise price of $2.44 until June 22, 2027. The warrant may be exercised for cash or on a cashless exercise basis. The warrant includes anti-dilution provisions and certain rights on a change of control of the Company, and the ability to purchase shares of Common Stock on the same terms as those provided to shareholders of the Company by reason of a right or similar purchase privilege, on the same terms thereof. The warrant holder has none of the rights of a shareholder until the warrant is exercised and the shares of Common Stock are issued upon exercise. Upon exercise of the warrant, the shares of Common Stock to be issued will be issued as restricted stock as that term is defined in the Securities Act of 1933. The shares of Common Stock issuable upon exercise of the warrant are subject to the registration rights agreement to which MDB Capital Holdings, LLC is a party, dated April 17, 2019.

IPO Underwriter’s Warrant (including Registration Rights)

Upon closing of our IPO, we issued to offering participants, other than the underwriter, or its designees, as part of the underwriter compensation, warrants to purchase up to 52,485 shares of Common Stock (the “Underwriter’s Warrants”). The Underwriter’s Warrants are exercisable at a per share exercise price equal to $10.00. The Underwriter’s Warrants are exercisable at any time and from time to time, in whole or in part, during the period commencing 180 days after November 8, 2024 until the five year anniversary of the effective date of the registration statement, November 8, 2029. The warrant holder has none of the rights of a shareholder until the warrant is exercised and the shares of Common Stock are issued upon exercise. Upon exercise of the warrant, the shares of Common Stock to be issued will be issued as restricted stock as that term is defined in the Securities Act of 1933.

The Underwriter’s Warrants are compensation by FINRA, and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). The Underwriter Warrants may not be sold, transferred, assigned, pledged, or hypothecated. Also, the holders will not engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days commencing November 8, 2024 and ending November 8, 2029. In addition, the warrants provide for registration rights upon request, in certain cases. The one-time demand registration right provided will not be greater than five years from November 8, 2024, in compliance with FINRA Rule 5110(g)(8)(C). The unlimited piggyback registration right provided will not be greater than seven years from November 8, 2024 in compliance with FINRA Rule 5110(g)(8)(D). The Company will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants will be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of Common Stock at a price below the warrant exercise price.

Registration Rights of Founders and MDB Capital Holdings, LLC

The Company entered into a registration rights agreement with the founders and MDB Capital Holdings, LLC at the time of the MDB investment on April 17, 2019. Under the agreement, (i) after the Company becomes subject to the periodic reporting obligations under the Exchange Act, and (ii) any restriction period has expired, if there is not an effective registration statement covering the securities identified as Registrable Securities (defined in the registration rights agreement), then if the Company prepares and files with the SEC a registration statement relating to an offering for its own account or the account of others, the Company shall promptly send to the holders of the Registrable Securities a written notice of the anticipated registration and those holders may have their Registrable Securities included in the registration statement for resale. In addition, on the first registration statement after the Company has become a reporting company under the Exchange Act, to the extent the registration statement may be used for this purpose, the Company will register all the Registrable Securities of the holder, as requested, subject to certain cutback provisions and a follow up registration obligation of the Company for any Registrable Securities not so registered. The agreement also provides for three demand registration rights, with limits on the frequency of the exercise of the demand and whether the Company is eligible for use of a Form S-1 or Form S-3 registration statement. The registration rights agreement provides for typical securities indemnification to the holders in respect of the registration statement. Notwithstanding the terms of the agreement, the Company has registered various shares of Common Stock on behalf of MDB Capital Holdings, LLC under a resale prospectus.

The Private Warrants have registration rights, at the cost of the Company, that include one demand registration right and multiple piggy-back registration rights starting six months after issuance and ending on the fifth year anniversary of the issuance of the Private Warrants.

Authorized but Unissued Shares

The authorized but unissued shares of our Common Stock are available for future issuance without shareholder approval, subject to any limitations imposed by the listing standards of The Nasdaq Capital Market and Nevada law, which require shareholder approval if the issuance will result in a change of control or the number of shares is in excess of 20% of the then outstanding shares. These additional authorized shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans, as determined by the board of directors. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-takeover provisions

We are governed by the provisions of Nevada Revised Statutes 78.378 to 78.3793 because we are incorporated in Nevada. These provisions prohibit a person who owns in excess of ten percent (10%) of our outstanding voting stock from merging, consolidating or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of ten percent (10%) of our outstanding voting stock, unless the merger, consolidation or combination is approved in a prescribed manner. Any provision in our Articles of Incorporation or our Bylaws or Nevada law that has the effect of delaying or deterring a change in control could limit the opportunity for our Shareholders to receive a premium for their shares of our Common Stock and could also affect the price that some investors are willing to pay for our Common Stock.

Limitation of Liability and Indemnification of Directors and Officers

Our articles of incorporation and bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Nevada law as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, our articles of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except for liability (i) for any appropriation by a director, in violation of his or her duties, of any business opportunity of the Company, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of the law, (iii) with respect to illegal dividends or redemptions, or (iv) for any transaction from which the director received an improper personal benefit. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Nevada law would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers where indemnification by us would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock issued by the Company is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598, with a general telephone number of 212-828-8436 and a general email of info@vstocktransfer.com.